EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of The Gap, Inc. of our report dated March 27, 2006, relating to the financial statements of The Gap, Inc. and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of The Gap, Inc. for the year ended January 28, 2006.

/S/ DELOITTE & TOUCHE LLP

San Francisco, California
August 3, 2006